Exhibit 23.2

To the Board of Directors and

Shareholders of Toppoint Holdings Inc.

We hereby consent to the incorporation by reference in the Registration Statement of Toppoint Holdings Inc. (the “Company”) on Form S-8 (File No. 333-284463) of our report dated March 25, 2026, with respect to our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2025.

Very truly yours,

Bedminster, New Jersey

March 25, 2026